                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   MEDITRUST
                (Name of Registrant as Specified In Its Charter)

                                   MEDITRUST
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                                                PRELIMINARY COPY

                                   MEDITRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 26, 1994

     The annual meeting of shareholders of Meditrust will be held at Fleet Bank, N.A., 75 State Street, 30th Floor, Boston, Massachusetts, on Thursday, May 26, 1994 at 4:00 o'clock in the afternoon for the following purposes:

     1. To fix the number of trustees and elect a Board of Trustees for the ensuing year.

     2. To consider and act upon proposed amendments to Meditrust's Declaration of Trust to authorize Meditrust to issue shares of one or more additional classes and/or series of shares of beneficial interest.

     3. To consider and act upon a shareholder proposal relating to executive compensation, if presented at said meeting or any adjournment or adjournments thereof (the "Meeting").

     4. To consider and act upon such other business, matters or proposals as may properly come before the Meeting.

     The Board of Trustees has fixed the close of business on April 8, 1994 as the record date for determining the shareholders having the right to receive notice of and to vote at the Meeting.

                                          By Order of the Board of Trustees

                                          MICHAEL S. BENJAMIN
                                          Senior Vice President and Secretary

Needham, Massachusetts
April 22, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                                                PRELIMINARY COPY

                                   MEDITRUST
                                197 FIRST AVENUE
                          NEEDHAM, MASSACHUSETTS 02194

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 1994

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Trustees of Meditrust, a Massachusetts business trust (the "Company"), of proxies for use at the annual meeting of shareholders of the Company and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, at 4:00 p.m. on May 26, 1994 at Fleet Bank, N.A., 75 State Street, 30th Floor, Boston, Massachusetts. The Company expects to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 22, 1994.

VOTING AND REVOCATION OF PROXIES

     Valid proxies will be voted as specified thereon at the Meeting. Any shareholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by (a) delivering written notice of such revocation to Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham, Massachusetts 02194; (b) delivering a duly executed proxy bearing a later date to the Secretary of the Company; or (c) appearing at the Meeting and requesting the return of his proxy. Any shareholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such shareholder affirmatively indicates thereat his intention to vote the shares in person.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1993, including financial statements, audited and reported upon by Coopers & Lybrand, independent accountants, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 8, 1994.

VOTING SECURITIES, PRINCIPAL HOLDERS THEREOF AND HOLDINGS BY CERTAIN EXECUTIVE OFFICERS

     The holders of record of shares of beneficial interest of the Company ("Shares") at the close of business on April 8, 1994 are entitled to vote at the Meeting. On that date there were outstanding and entitled to vote
Shares. Each shareholder has one vote for each Share held by such shareholder of record on the matters listed in the Notice of Annual Meeting.

     No one was known by the Company to own beneficially more than 5% of the Company's outstanding Shares on April 8, 1994 except as shown in the following table:

                                                                           SHARES
                                                                        BENEFICIALLY     PERCENTAGE
                           NAME AND ADDRESS                               OWNED(1)       OF SHARES
                           ----------------                             ------------     ----------
Scudder, Stevens & Clark, Inc.........................................     2,092,035(2)      6.4%
  345 Park Avenue
  New York, NY 10154

- ---------------
(1) None of such Shares are known to be Shares with respect to which the holders have the right to acquire beneficial ownership.

(2) Based on information concerning beneficial ownership of Shares as of December 31, 1993 as set forth in the Schedule 13G of Scudder, Stevens & Clark, Inc. ("Scudder") dated February 4, 1994. Scudder has sole voting power with respect to 333,200 Shares and sole dispositive power with respect to 2,092,035 Shares, some of which Shares are held of record by various subsidiaries or affiliates of Scudder, including Scudder, Stevens & Clark of Canada Ltd., Scudder, Stevens & Clark Du Canada Ltd. and Asia Management Corporation.

     The following table sets forth information concerning ownership of Shares by certain executive officers of the Company:

                                                                        SHARES SUBJECT
                                                                          TO OPTIONS
                                                          SHARES         EXERCISABLE        PERCENTAGE
                                                        BENEFICIALLY        WITHIN          OF SHARES
                                                        OWNED AS OF       60 DAYS OF       OUTSTANDING
                         NAME                            4/8/94(1)          4/8/94         AS OF 4/8/94
                         ----                           ------------    --------------     ------------
Abraham D. Gosman.....................................    819,696(2)        121,235                %
David F. Benson.......................................     12,103             8,353             (3)
Michael S. Benjamin...................................      2,750               750             (3)
Michael F. Bushee.....................................      4,123                 0             (3)
Keith E. Grant........................................     11,133             9,733             (3)

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the executive officer may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 8, 1994.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

                             EXECUTIVE COMPENSATION

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

     In determining the compensation to be paid to the Company's executive officers, the Personnel and Compensation Committee (the "Compensation Committee") strives to (i) reward executives for achievement of the Company's strategic goals and the enhancement of shareholder value, (ii) recognize superior Company performance as compared to that of competing businesses and
(iii) attract, motivate and retain highly-trained and talented executives who are vital to the Company's long-term success. Individual compensation packages are generally set at levels believed by the Compensation Committee to be substantially equal to those of comparable positions at other real estate investment trusts with publicly-traded securities. At present, the Company's compensation package is comprised of salary, an annual cash bonus, long-term incentives in the form of stock options and stock grants (which are awarded by the Stock Option Committee) and other benefits typically offered to executives by major corporations.

SALARIES

     During 1993, the Board of Trustees, on the recommendation of the Compensation Committee, increased the salaries paid to each of the four most highly compensated executive officers of the Company other than Mr. Gosman (collectively, the "Senior Executives"). These salary increases, as well as those of other Company executives, were based on cost-of-living adjustments, competitive data, position tenure, subjective assessments of individual performance and comparability considerations. Competitive data and performance assessments were given greater weight in the Compensation Committee's determinations relative to the other factors.

     Mr. Gosman's 1993 base salary was paid pursuant to the provisions of his employment agreement (the "Agreement") with the Company which was entered into on January 1, 1993. The terms of the Agreement, including salary terms, were determined through negotiations between Mr. Gosman and the Compensation Committee. Factors considered by the Compensation Committee in the course of those negotiations included Mr. Gosman's unique insight and experience in the health care industry, his leadership abilities, his past contributions to the success of the Company, his perceived importance to the continued success of the Company and his four-year commitment to lead the Company.

     Under certain circumstances, Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to an individual who is the chief executive officer or one of the four next most highly paid officers of a corporation. In general, compensation from all sources is taken into account, including salary, bonus and income realized from the exercise of non-qualified stock options. Because it is a real estate investment trust, and based on the advice of counsel, the Company believes that the denial of deductions by Section 162(m) would have no adverse impact on the Company. A real estate investment trust is subject to tax on its "real estate investment trust taxable income", which is taxable income subject to adjustments and reduced by a deduction for dividends paid. The Company expects to pay sufficient dividends that it would have no real estate investment trust taxable income even if Section 162(m) were to be applicable to compensation paid to one or more of its officers.

BONUS AWARDS

     Executive officers of the Company were awarded cash bonuses based on the Compensation Committee's assessment of the Company's performance in 1993. The performance measures reviewed by the Compensation Committee included the Company's asset growth, revenue growth and cash flow growth compared to that of its competitors. These measures were assigned approximately equal weight in the Compensation Committee's determinations.

     Pursuant to the Agreement, Mr. Gosman received bonus compensation in 1993 which consisted solely of Shares. In its 1992 negotiations regarding the amount of bonus compensation to be paid to Mr. Gosman each year during the four-year term of the Agreement, the Board of Trustees considered the performance measures listed above, Mr. Gosman's unique abilities and experience and his perceived contributions to the Company's financial performance in 1991 and 1992, including the approximately 57% and 10% total returns (comprised of stock price appreciation and dividend yield) on Shares in 1991 and 1992, respectively. Mr. Gosman's annual bonus under the Agreement is paid in Shares in order to further align his interests with those of the Company's shareholders.

OTHER COMPENSATION PLANS

     The Company maintains certain broad-based employee benefit plans in which Mr. Gosman and the Senior Executives participated. These plans include a 401(k) savings plan, life and health insurance plans and allowances for automobile use. These plans are not directly or indirectly tied to Company performance.

                                          Submitted by,

                                          Thomas J. Magovern, Chairman
                                          Hugh L. Carey
                                          Robert Cataldo
                                          Philip L. Lowe

                      REPORT OF THE STOCK OPTION COMMITTEE

     The Board's Stock Option Committee, consisting of Messrs. Magovern and Zuckerman, administers the Company's 1988 Stock Option Plan (the "1988 Plan") and 1992 Equity Incentive Plan. Stock options are granted under these plans in order to provide incentives to trustees, officers and key employees of the Company to maximize their efforts on behalf of the Company and to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success largely depends. The size of individual option grants is determined by the Stock Option Committee based on its comparison of option grants to executives with similar responsibilities in other companies and the executive's level of responsibility and relative importance to the operations of the Company. The Stock Option Committee granted stock options in 1991 to the Senior Executives, as reflected in certain of the tables appearing hereinafter.

     Under the terms of the Company's 1988 Plan and in accordance with rules adopted by the Securities and Exchange Commission to ensure disinterested administration of equity incentive plans, stock options were awarded in 1991 on a non-discretionary basis to Messrs. Gosman and Benson, who were then the sole members of the Stock Option Committee, pursuant to the formula award provisions of the 1988 Plan. The size of each award was determined pursuant to a pre-set formula which was based on a percentage of each Stock Option Committee member's annual salary and the price of the Company's Shares at the time of the award. By tying the size of the formula awards to each committee member's salary and the Company's share price, the Company intends to further motivate the Stock Option Committee members to put forth their best efforts on behalf of the Company and its shareholders.

     It is the present policy of the Stock Option Committee to review every three years the Company's stock option award levels and the over-all effectiveness of the Company's equity incentive plans in achieving the objectives of the Company. Since stock option awards were made in 1991, no awards were made to Mr. Gosman and the Senior Executives in 1992 and 1993. It is the present policy of the Company to grant stock options to new key employees shortly after the commencement of their employment with the Company. Accordingly, several new employees received stock options in 1992 and 1993.

                                          Submitted by,

                                          Thomas J. Magovern, Chairman
                                          Frederick W. Zuckerman

     The following table sets forth the compensation paid to the Company's Chief Executive Officer (the "CEO") and four most highly compensated executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                                             NUMBER OF
                                                                            SECURITIES        ALL OTHER
                                           ANNUAL COMPENSATION              UNDERLYING       COMPENSATION
           NAME AND                        -------------------               OPTIONS        ------------
      PRINCIPAL POSITION           YEAR(1)     SALARY($)     BONUS($)      GRANTED(#)(2)        ($)(3)
      ------------------           ------      --------      -------       ------------         ------
Abraham D. Gosman..............      1993       900,000        821,875(4)           0            5,174
Chairman and CEO                     1992       900,000      1,220,000(5)           0            5,125
                                     1991       751,119              0        150,353
David F. Benson................      1993       210,000         30,000              0            5,188
President                            1992       160,000         30,000              0            5,082
                                     1991       103,196         12,000         25,059
Michael S. Benjamin............      1993       130,000         20,000              0            4,972
Senior Vice President                1992       110,000         20,000              0            3,279
and Secretary                        1991        96,792          9,000         19,000
Michael F. Bushee..............      1993       130,000         20,000              0            4,929
Senior Vice President                1992       110,000         20,000              0            4,850
                                     1991        78,570          9,000         19,000
Keith E. Grant.................      1993       110,000         10,000              0            5,021
Controller                           1992       100,000         10,000              0            4,888
                                     1991        83,333          4,000         14,000

- ---------------
(1) The Company commenced paying cash compensation to its executive officers after February 26, 1991, the date that the Company's former advisor, A.M.A. Advisory Corp., ceased providing management and administrative services to the Company and was merged into a wholly-owned subsidiary of the Company.

(2) The Company has not granted stock appreciation rights to date.

(3) Includes 401(k) plan contribution of $4,497, $4,497, $4,497, $4,497 and
    $4,427 in 1993 and $4,364, $4,304, $2,750, $4,364 and $4,364 in 1992 and
    term life insurance premium payments of $677, $691, $475, $432 and $524 in 1993 and $761, $778, $529, $486 and $524 in 1992 on behalf of Messrs.
    Gosman, Benson, Benjamin, Bushee and Grant, respectively. In accordance with the transitional provisions applicable to the disclosure required in this table, the amount of 401(k) plan contributions and term life insurance premiums paid by the Company in 1991 are excluded.

(4) 25,000 Shares in four quarterly installments valued at $33, $33, $33.375 and $32.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 5, 1993, July 6, 1993, October 5, 1993 and January 6, 1994).

(5) 40,000 Shares valued at $30.50 per Share, which was the closing price for Shares on the New York Stock Exchange on the date of issuance (January 10, 1992).

     The following table sets forth information concerning exercises of stock options by the following persons during the fiscal year ended December 31, 1993 and the number and value of their stock options at December 31, 1993.

                                                                                               VALUE OF
                                                                           NUMBER OF         UNEXERCISED
                                                SHARES                    UNEXERCISED        IN-THE-MONEY
                                               ACQUIRED                   OPTIONS AT          OPTIONS AT
                                                  ON         VALUE        12/31/93(#)        12/31/93($)
                                               EXERCISE     REALIZED     EXERCISABLE/        EXERCISABLE/
                    NAME                         (#)         ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
                    ----                       --------     --------     -------------     ----------------
Abraham D. Gosman............................        0            0         121,235/            903,691/
                                                                             50,118             306,973
David F. Benson..............................    8,353       58,649           8,353/             51,162/
                                                                              8,353              51,162
Michael S. Benjamin..........................    3,750       41,760          11,666/             69,996/
                                                                              6,334              38,004
Michael F. Bushee............................    1,000        7,625          11,666/             69,996/
                                                                              6,334              38,004
Keith E. Grant...............................    2,400       41,459           9,733              61,648
                                                                              4,667              28,002

- ---------------
(1) Market value of underlying securities at exercise, less the exercise price.

(2) Market value of $32.375 as of December 31, 1993, less the exercise price.

                             PERFORMANCE GRAPH (1)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Shares against the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") All REIT Total Return Index (which is comprised of all tax-qualified real estate investment trusts, without regard to investment focus, listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System) for the period of five fiscal years commencing January 1, 1989 and ending December 31, 1993.

      Measurement Period
    (Fiscal Year Covered)              Meditrust        S&P 500         NAREIT
    --------------------               ---------        -------         ------
12/31/88                                100.00          100.00          100.00
1989                                    129.61          131.49           98.19
1990                                    150.75          127.32           81.16
1991                                    235.05          166.21          110.11
1992                                    255.45          178.96          123.52
1993                                    288.61          196.84          146.43

- ---------------
(1) Assumes that the value of an investment in Meditrust Shares and each index was $100 on December 31, 1988 and that all dividends were reinvested on a monthly basis.

                                     ITEM I

                              ELECTION OF TRUSTEES

     It is the intention of the persons named as proxies in the accompanying form of proxy (unless otherwise indicated) to vote such proxies (a) to fix the number of trustees for the ensuing year at nine and (b) to elect the nominees for trustee named in the following table, all of whom are currently members of the Board of Trustees. If elected, the nominees will serve as trustees until the next scheduled annual meeting and until their successors are chosen and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute or to reduce the number of trustees to be fixed and elected. The Board of Trustees, which currently consists of nine persons, has no reason to believe that any of said persons will be unwilling or unable to serve if elected. The trustees will be elected by a plurality of the votes cast at the Meeting by the holders of Shares entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the outstanding Shares of the Company present or represented at the Meeting and entitled to vote thereat is required to fix the number of trustees for the ensuing year, provided that such majority is at least a majority of the outstanding Shares entitled to vote at the Meeting. Abstentions and broker non-votes with regard to any item being acted upon at the Meeting will not be treated as votes cast.

                                                                                    SHARES         SHARES
                                                                                  SUBJECT TO    BENEFICIALLY
                                                                                    OPTIONS      OWNED AS A
                                                                    SHARES        EXERCISABLE   PERCENTAGE OF
                                                                 BENEFICIALLY      WITHIN 60       SHARES
                                                      TRUSTEE    OWNED AS OF        DAYS OF      OUTSTANDING
 NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT   AGE     SINCE      4/8/94(1)         4/8/94      AS OF 4/8/94
- ---------------------------------------------  ---    -------    ------------     -----------   -------------
ABRAHAM D. GOSMAN............................  65       1985          819,696(2)    121,235             %
Chairman and Chief Executive Officer of the
  Company

DAVID F. BENSON..............................  44       1991           12,103         8,353          (3)
President of the Company

EDWARD W. BROOKE.............................  74       1985           69,126(4)     20,000          (3)
Partner in the law firm of O'Connor & Hannan

HUGH L. CAREY................................  74       1985           22,000             0          (3)
Executive Vice President of W.R. Grace &
  Company, a manufacturer of specialty
  chemicals and materials, and Of Counsel to
  the law firm of Whitman & Ransom

ROBERT CATALDO...............................  69       1985           17,000             0          (3)
President of Sheldon Corporation, a health
  care and real estate consulting firm

PHILIP L. LOWE...............................  76       1987           21,500(5)     20,000          (3)
Principal of Philip L. Lowe and Associates, a
  consulting firm

THOMAS J. MAGOVERN...........................  51       1985            6,250             0          (3)
Principal of Nationwide Financial Corp., a
  real estate consulting firm

GERALD TSAI, JR..............................  65       1992           30,666        22,666          (3)
Chairman, Chief Executive Officer and
  President of Delta Life Corporation, an
  annuity company

FREDERICK W. ZUCKERMAN.......................  58       1990           23,500        20,000          (3)
Vice President and Treasurer of IBM
  Corporation, a computer manufacturer

All trustees and officers as a group.........  --         --        1,039,947(6)    222,737             %
  (16 in number)

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the trustee may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 8, 1994.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

(4) Does not include 817 Shares owned by Mr. Brooke's wife, 2,271 Shares owned of record by Mr. Brooke as custodian for his son and 2,100 Shares owned of record by Mr. Brooke as trustee for certain of his grandchildren, as to which Shares Mr. Brooke disclaims any beneficial interest.

(5) Does not include 1,500 Shares owned by Mr. Lowe's wife, as to which Shares Mr. Lowe disclaims any beneficial interest.

(6) Does not include an aggregate of 6,688 Shares owned by or for parents, spouses or children, as to which Shares the trustees or officers disclaim any beneficial interest.

     Abraham D. Gosman has been the Chairman of the Company since its organization in 1985 and became Chief Executive Officer in February 1991. He was Chief Executive Officer of A.M.A. Advisory Corp., the Company's former advisor (the "Advisor"), from June 1988 until February 1991 and President of the Advisor from its incorporation until July 1988. From August 1989 until April 12, 1991, Mr. Gosman had been Chief Executive Officer of Diamond Treatment Centers, Inc. ("Diamond") and, until he resigned in March 1991, each of its subsidiaries, which owned and operated alcohol treatment facilities. On April 12, 1991, involuntary proceedings under Chapter 11 of the Federal Bankruptcy Code were filed with respect to Diamond and each of its subsidiaries to which filing such companies consented on April 24, 1991. Mr. Gosman was the Chief Executive Officer of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from its incorporation in 1983 until September 1988. After the acquisition of Mediplex in August 1990 by a company, the majority of whose stock was owned by Mr. Gosman, Mr. Gosman again assumed the position of Chief Executive Officer and Chairman of the Board of Mediplex. In August 1991, Mediplex completed an initial public offering of its stock. Mr. Gosman currently owns approximately 27% of the outstanding stock of Mediplex. Mr. Gosman has been in the health care and development business for more than thirty years.

     David F. Benson has been President of the Company since September 1991 and was Treasurer of the Company from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand, independent accountants, from 1979 to 1985.

     Edward W. Brooke has been a partner of O'Connor & Hannan, a Washington, D.C. law firm, since 1979. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967. He is a director of Grumman Corporation.

     Hugh L. Carey is an Executive Vice President and the Director of the Office of Environmental Policy of W. R. Grace & Company, a manufacturer of specialty chemicals and materials, and Of Counsel to the law firm of Whitman & Ransom. He was a partner in the law firm of Finley, Kumble, Wagner, Underberg, Manley, Myerson & Casey from 1982 through 1987. He was Governor of the State of New York from January 1974 to January 1982. He is a director of First Albany Companies, Inc. and China Trust Bank.

     Robert Cataldo has been President of Sheldon Corporation, a health care and real estate consulting firm, since July 1983. He is a director of Mediplex.

     Philip L. Lowe has been a principal of Philip L. Lowe and Associates, a consulting firm, and its predecessors for more than five years. Mr. Lowe is a director of Analog Devices, Inc.

     Thomas J. Magovern has been a principal of Nationwide Financial Corp., a real estate consulting firm, since September 1993. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years. On December 8, 1989, City Savings Bank, F.S.B. was taken over by the Resolution Trust Corporation.

     Gerald Tsai, Jr. has been the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (a diversified financial services company), which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from June 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.

     Frederick W. Zuckerman has been Vice President and Treasurer of IBM Corporation, a computer manufacturer, since September 1993. He was Senior Vice President and Treasurer of RJR Nabisco, Inc., a consumer food and tobacco producer, from February 1991 until August 1993. Mr. Zuckerman was Vice President and Treasurer of Chrysler Corporation, a motor vehicle manufacturer, from December 1981 until September 1990. Mr. Zuckerman is a director of The Singapore Fund, Northeast Federal Corp., The Turner Corporation, Anacomp, Inc., The Japan Equity Fund, Northeast Savings Bank, F.A. and NVR, Inc.

FURTHER INFORMATION REGARDING THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

     The Board of Trustees of the Company met 21 times in 1993. Each trustee attended at least 75% of the meetings of the Board of Trustees and all committees on which he served in 1993.

     The Executive Committee, consisting of Messrs. Gosman, Brooke and Zuckerman, exercises all the powers of the Board of Trustees between meetings of the Board of Trustees, except such powers as are reserved to the Board of Trustees by law. The Executive Committee met 11 times in 1993.

     The Audit Committee, consisting of Messrs. Lowe, Magovern and Tsai, confers with Coopers & Lybrand, independent accountants, regarding the plans, scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting procedures and the books and records of the Company. The Audit Committee met four times in 1993.

     The Nominating Committee, consisting of Messrs. Gosman, Brooke and Cataldo, makes recommendations to the Board of Trustees concerning the Board's size and composition and suggests prospective candidates for trustee. The Nominating Committee met once during 1993. The Nominating Committee will consider shareholder recommendations for nominees for trustee. Shareholders of the Company wishing to make recommendations should write to the Nominating Committee c/o Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham, Massachusetts 02194.

     The Personnel and Compensation Committee, consisting of Messrs. Carey, Cataldo, Lowe and Magovern, reviews the compensation of and other employment matters relating to the Company's officers and administrative employees. The Personnel and Compensation Committee met four times in 1993.

     The Stock Option Committee, consisting of Messrs. Magovern and Zuckerman, administers the Company's 1988 Stock Option Plan and 1992 Equity Incentive Plan. The Stock Option Committee did not hold any formal meeting in 1993.

     The Finance Committee, consisting of Messrs. Benson, Carey, Tsai and Zuckerman, reviews and recommends to the Board debt and equity financing opportunities available to the Company. The Finance Committee did not meet during 1993.

     The Company pays each trustee who is not otherwise an employee of the Company a fee of $21,000 per year for services as a trustee plus $1,000 per day for attendance at each meeting of the full Board of Trustees. In addition, the Chairman and each member of a committee of the Board of Trustees are paid $1,250 and $1,000, respectively, for attendance at a committee meeting. The Company reimburses the trustees for travel expenses incurred in connection with their duties as trustees of the Company. In addition, the Company from time to time pays trustees additional fees in connection with various special projects. In 1993, the Company paid $200,000 to Mr. Cataldo for his services to the Company as a special negotiator for selected loans, and paid $15,000 to Mr. Lowe, $10,000 to Mr. Tsai and $10,000 to Mr. Zuckerman, for their services to the Company in connection with the examination of certain acquisition opportunities.

     The Company has adopted a Deferred Compensation Plan for trustees of the Company pursuant to which the trustees may defer receipt of fees. Currently, no trustee participates in such plan.

     There are no family relationships among any of the trustees or executive officers of the Company.

     Effective January 1, 1993, Abraham D. Gosman entered into an Employment Agreement with the Company pursuant to which he will serve as Chief Executive Officer of the Company. The Employment Agreement has an initial term of four years which may be renewed for additional terms by mutual agreement of the Company and Mr. Gosman. Mr. Gosman's base compensation is $900,000 per year. In addition, Mr. Gosman will receive annually 25,000 Shares during the term of the Employment Agreement pursuant to the Company's 1992 Equity Incentive Plan. In the event of a "Change of Control" (which is defined as the acquisition by any person or group of 20% or more of the Shares, but only if a majority of the "Continuing Trustees" (defined in the Employment Agreement generally as the current trustees and any trustee nominated or elected by the current trustees) disapprove of such acquisition), Mr. Gosman shall be paid his base salary through the remaining term of the Employment Agreement, less the amount of salary and benefits payable to Mr. Gosman by a new employer. Mr. Gosman may upon 30 days' prior written notice to the Company demand the present value of such amount in a lump sum. Mr. Gosman shall also be entitled to participate in benefit plans of the Company until he is employed by a new employer. In the event of a termination resulting from a cause other than death, disability or a "Termination For Cause" (defined in the Employment Agreement as a termination due to a material breach of the Employment Agreement or the commission of certain other wrongful acts), Mr. Gosman shall be paid his base salary for one year, less the amount of compensation payable to Mr. Gosman by a new employer. In the event of a Termination for Cause or termination after such annual review of the Board of Trustees, Mr. Gosman is not entitled to receive any severance payments.

                                    ITEM II

                AMENDMENTS TO THE COMPANY'S DECLARATION OF TRUST
              TO AUTHORIZE ADDITIONAL CLASSES AND SERIES OF SHARES

DESCRIPTION OF PROPOSED AMENDMENTS

     The Company's Board of Trustees has proposed amendments to the Company's Declaration of Trust which would authorize the Company to issue shares of one or more additional classes and/or series of shares of beneficial interest without par value. These shares, which would likely take the form of preferred stock, are hereinafter referred to as the "Preferred Shares". If the proposed amendments are approved, the Board of Trustees would be empowered, without the necessity of further action or authorization by the Company's shareholders (unless required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Shares from time to time in one or more classes and/or series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such class or series. Each class and/or series of Preferred Shares could, as determined by the Board of Trustees at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's issued and outstanding Shares. No such shares are presently authorized by the Company's Declaration of Trust and the Company does not, at present, have any agreements, understandings or arrangements concerning the issuance of any such shares.

     The amendments would authorize the Board of Trustees to determine, among other things, with respect to each class or series of Preferred Shares which may be issued: (a) the distinctive designation and number of shares constituting such class or series; (b) the dividend rates, if any, on the shares of that class or series and whether dividends would be payable in cash, property, rights or securities; (c) whether dividends would be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative and, if cumulative, the date from which dividends on the series would accumulate; (d) whether, and upon what terms and conditions, the shares of that class or series would be convertible into or exchangeable for other securities or cash or other property or rights; (e) whether, and upon what terms and conditions, the shares of that class or series would be redeemable; (f) the rights and the preferences, if any, to which the shares of that class or series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Company; (g) whether a sinking fund would be provided for the redemption of the class or series and, if so, the terms of and amounts payable into such sinking fund; (h) whether the holders of such securities would have voting rights and the extent of those voting rights; and (i) any other preferences, privileges and relative rights of such class or series as the Board of Trustees may deem advisable. Holders of the Company's Shares have no preemptive right to purchase or otherwise acquire any Preferred Shares that may be issued in the future.

     The text of the proposed amendments is attached hereto as Exhibit A and the foregoing summary is qualified in its entirety by reference to such text. Provisions of the Declaration of Trust that are to be deleted by the proposed amendments are indicated by lineation in Exhibit A. Provisions that are to be added to the Declaration of Trust by the proposed amendments are indicated by underlined, bold-faced type in Exhibit A.

     If the proposed amendments are approved, any technical modifications to the Declaration of Trust necessary or appropriate to effect the proposed amendments, including modifications to the index, will also be deemed to be authorized.

REASONS FOR AND POSSIBLE EFFECTS OF PROPOSED AMENDMENTS

     The Board of Trustees recommends the authorization of the Preferred Shares to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Board believes that the Preferred Shares would be an attractive investment and would provide the Company with a significant new source of capital, which will enhance the continued growth and success of the Company. The Preferred Shares would be available for issuance from time to time as determined by the Board of Trustees for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not, at present, have any agreements, understandings or arrangements which would result in the issuance of any Preferred Shares.

     It is not possible to state the precise effect of the authorization of the Preferred Shares upon the rights of holders of Shares until the Board of Trustees determines the respective preferences, limitations and relative rights of the holders of one or more classes or series of the Preferred Shares. However, such effect might include: (a) reduction of the amount otherwise available for payment of dividends on Shares, to the extent dividends are payable on any issued Preferred Shares, and restrictions on dividends on Shares if dividends on the Preferred Shares are in arrears; (b) dilution of the voting power of the Shares to the extent that the Preferred Shares have voting rights; and (c) the holders of Shares not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Shares.

     The amendments may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuances of authorized Preferred Shares can be implemented, and have been implemented by some companies in the past, with voting or conversion privileges intended to make acquisition of a company more difficult or more costly. Such an issuance could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and trustees to retain their positions. It is noted, however, that the Board currently has the power under the Declaration of Trust to redeem Shares of any person or entity which acquires more than 9.9% of the outstanding Shares in order to protect the Company's status as a real estate investment trust under the Internal Revenue Code. Consequently, the approval of the proposed amendments should have little incremental effect in discouraging unsolicited take-over attempts.

     The affirmative vote of the holders of a majority of the outstanding Shares of the Company entitled to vote at the Meeting is required to authorize the proposed amendments to the Declaration of Trust. The proposed amendments will require, and are conditioned on receiving, the consent of certain of the Company's lenders.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE DECLARATION OF TRUST. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

                                    ITEM III

                              SHAREHOLDER PROPOSAL

     The approval of the following shareholder proposal, if presented at the Meeting, requires the affirmative vote of holders of Shares representing a majority of the votes cast on the proposal at the Meeting.

PROPOSAL: Mr. & Mrs. Jerome R. Mikulski (the "Proponents"), 4715 Caviou Place, Colorado Springs, Colorado 80918, owners of 100 Shares, have advised the Company that they intend to submit the following proposal for action at the Meeting. The Board of Trustees disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the Proponents:

RESOLVED: That the shareholders of Meditrust recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred and fifty (150%) of the salary provided to the President of the United States.

REASONS: There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size, as measured by personnel and budget, of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

     In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus, it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

     There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the "hands off " policy of Boards of Directors. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

     If you agree, please mark your proxy FOR this resolution.

                 BOARD OF TRUSTEES' OBJECTIONS TO THE PROPOSAL

     The Proponents request that the Company voluntarily cap the total pay and other compensation of its senior executive officers and trustees at no more than 150% of the pay of the President of the United States of America. Adoption of the Proponents' proposal would apply a rigid standard to determining managements' salaries, removing the flexibility needed to establish appropriate levels of compensation.

     Decisions on the appropriate level of compensation for management must be able to be made on a case by case basis by the Company's Board of Trustees. It is generally accepted that compensation must attract, motivate and retain qualified executives. Without flexibility in establishing appropriate levels of compensation such goals cannot be achieved. Only after thoughtful and extensive consideration of relevant data are salaries and other benefits recommended to the Board of Trustees by the Compensation Committee. Adoption of this proposal would restrict the ability of the Company's Board of Trustees to establish appropriate compensation for each individual member of management by taking into consideration factors specific to each such person. To replace such flexibility with a rigid compensation scheme would defeat the purpose of compensation for retaining and motivating qualified executives. Moreover, if limitations, such as those presented, were to be placed on the Company, they would remove the flexibility needed to compete for executive talent, particularly because other companies would not be so limited.

     The proposal's comparison to salaries for government service is misplaced and inappropriate. The government does not strive for profitability and does not use compensation to attract qualified office holders and employees. A desire for public service and other considerations motivate candidates for elective office. Further, certain elected officials, especially the President of the United States, enjoy perquisites having a value far in excess of their salary. The true compensation of these officials thus greatly exceeds the pay ceiling suggested by the proposal.

     For the above reasons, the Board believes adoption of the limitations urged by the proposal would be detrimental to the Company and its shareholders.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

                              CERTAIN TRANSACTIONS

     On January 27, 1994, the Company entered into a Consent Agreement (the "Consent Agreement") with Sun Healthcare Group, Inc., a Delaware corporation ("Sun"), pursuant to which the Company agreed to consent to a proposed merger (the "Merger") of Mediplex with a subsidiary of Sun, subject to the fulfillment by Sun and Mediplex of certain closing conditions. The Company's consent to the Merger is required pursuant to the terms of the various leases and loans between the Company and Mediplex and/or their respective subsidiaries or affiliates (the "Mediplex Financing Documents").

     As a condition to Meditrust's consent to the Merger, Sun and Mediplex have agreed to (i) certain modifications to the existing Mediplex Financing Documents and (ii) certain terms which will govern the ongoing relationship and future transactions among the Company, Mediplex and Sun.

     During 1993, Mediplex guaranteed the lessees' and borrowers' obligations or provided working capital assurances for 28 of the Company's facilities. In addition, the Company is negotiating with Mediplex to lease additional facilities. Of these 28 facilities, 27 are leased to or mortgaged by affiliates of Mediplex. The Company's revenue from these facilities was approximately $34,516,000 for the year ended December 31,

1993, which reflects a rent concession of $3,000,000 which the Company granted to Mediplex as an inducement to its entry into seven new leases with the Company in 1993. A Mediplex affiliate is a subordinated participant in six of the Company's permanent mortgage loans. The remaining lease for which a working capital assurance is provided by Mediplex relates to the Holliswood, Queens, New York facility.

     Since New York regulations prohibit the operation of certain health care facilities by corporations with stockholders other than natural persons, the land and facility owned by one of the Company's subsidiaries is leased to a corporation wholly-owned by Mr. Gosman. Mediplex provides consulting services to the licensed operator. Total revenues earned by the Company from this lease arrangement during 1993 were $3,421,000.

     Until January 31, 1993, the Company subleased office space at its principal executive offices to Continuum Care Corp. ("CCC"), a wholly-owned subsidiary of Mediplex. Prior to December 31, 1992, CCC was owned principally by two adult sons of Mr. Gosman. CCC paid annual rent to the Company under the sublease of $76,243 plus 42.5% of annual common area expenses. The sublease expired on January 31, 1993.

     The Company currently leases its principal executive offices from Mediplex pursuant to a letter of intent. The letter of intent provides for an average annual rental fee of $181,776 over the proposed initial five-year term of the lease, which expires on March 31, 1999. The proposed lease term may be extended for an additional term of one year and ten months. The proposed lease, if executed by the Company, will be assigned to Mr. Gosman or his nominee upon the consummation of the Merger.

     The Company has provided financing to affiliates of Life Care Centers of America, Inc. ("Life Care") for the construction of three health care facilities to be located in Auburn, Plymouth and Raynham, Massachusetts. Life Care has retained CCC to construct the facilities pursuant to turnkey development agreements with CCC in the amounts of $10,431,900, $10,953,585, and $11,912,824 for the Auburn, Plymouth and Raynham facilities, respectively.

     All of the terms and conditions of the above transactions and arrangements were approved by the Company's Independent Trustees. The Board of Trustees believes that the Company entered into the above transactions in the ordinary course of its business, and the terms of these transactions and arrangements are fair as to the Company and were made on terms not less favorable to the Company than those prevailing at the time for comparable transactions and arrangements with other persons.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand were the independent accountants of the Company for fiscal 1993. The Board of Trustees intends to select the independent accountants of the Company for fiscal 1994 at its annual meeting on May 26, 1994. Representatives of Coopers & Lybrand will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of Coopers & Lybrand will also be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

                           PROPOSALS BY SHAREHOLDERS

     If any shareholder intends to present a proposal at the Company's next Annual Meeting of Shareholders and wishes to request that the same be included in the proxy statement and form of proxy to be furnished on behalf of the Board of Trustees with respect to such meeting, a copy of such proposal, meeting the eligibility standards promulgated by the Securities and Exchange Commission, must be received by the Company at its principal executive offices, 197 First Avenue, Needham, Massachusetts 02194 Attention: Michael S. Benjamin, Esquire, Senior Vice President and Secretary on or before December 23, 1994.

                                 OTHER MATTERS

     The Board of Trustees knows of no business, matters or proposals which will be presented for consideration at the Meeting other than as discussed above. However, if any such business, matters or proposals should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies with respect to any such business, matters or proposals in accordance with their best judgment.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will request persons, firms and corporations holding Shares in their names, or in the name of their nominees, which Shares are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses in so doing. The Company has retained D.F. King & Co., Inc. ("King") to assist with the solicitation of proxies on behalf of the Board of Trustees of the Company. King will solicit proxies by means of mailings and telegraphic and telephonic communications. The estimated cost of King's proxy solicitation services is $8,000, which will be borne by the Company. Employees of the Company may also solicit proxies by use of telegraphic and telephonic communications, in addition to the use of the mails.

                                        By Order of the Board of Trustees

                                        Michael S. Benjamin
                                        Senior Vice President and Secretary

April 22, 1994

THE DECLARATION OF TRUST ESTABLISHING MEDITRUST, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                                                       EXHIBIT A

                                    ITEM II

                     PROPOSED AMENDMENTS TO THE DECLARATION
                        OF TRUST TO AUTHORIZE ADDITIONAL
                          CLASSES AND SERIES OF SHARES

     6.1 Description of Shares. The interest of the Shareholders shall be divided into shares of beneficial interest which shall be known collectively as "Shares," all of which shall be validly issued, fully paid and nonassessable by the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split. Each holder of Shares shall as a result thereof be deemed to have agreed to and be bound by the terms of this Declaration. The Shares may be issued for such consideration as the Trustees shall deem advisable. There THE SHARES shall be one class of Shares without par value. The number of Shares which the Trust shall have authority to issue is unlimited. The Trustees are hereby expressly authorized at any time, and from time to time, to provide for the issuance of Shares upon such terms and conditions and pursuant to such agreements as the Trustees may determine.

     THE SHARES MAY CONSIST OF ONE OR MORE CLASSES OR SERIES. THE TRUSTEES MAY, FROM TIME TO TIME, ESTABLISH AND DESIGNATE THE DIFFERENT CLASSES AND SERIES AND DESIGNATE VARIATIONS IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE DIFFERENT CLASSES AND SERIES AS PROVIDED BELOW, BUT IN ALL OTHER RESPECTS ALL SHARES SHALL BE IDENTICAL.
     SUBJECT TO THE PROVISIONS HEREOF, THE TRUSTEES ARE AUTHORIZED TO ESTABLISH ONE OR MORE CLASSES OR SERIES OF SHARES AND, TO THE EXTENT NOW OR HEREAFTER PERMITTED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, TO FIX AND DETERMINE THE PREFERENCES, VOTING POWERS, QUALIFICATIONS AND SPECIAL OR RELATIVE RIGHTS OR PRIVILEGES OF EACH CLASS OR SERIES INCLUDING, BUT NOT LIMITED TO:
          (A) THE NUMBER OF SHARES TO CONSTITUTE SUCH CLASS OR SERIES AND THE DISTINGUISHING DESIGNATION THEREOF;
          (B) THE DIVIDEND RATE ON THE SHARES OF SUCH CLASS OR SERIES AND THE PREFERENCES, IF ANY, AND THE SPECIAL AND RELATIVE RIGHTS OF SUCH SHARES OF SUCH SERIES AS TO DIVIDENDS;
          (C) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE REDEEMABLE, AND, IF REDEEMABLE, THE PRICE, TERMS AND MANNER OF REDEMPTION;
          (D) THE PREFERENCES, IF ANY, AND THE SPECIAL AND RELATIVE RIGHTS OF THE SHARES OF SUCH CLASS OR SERIES UPON THE VOLUNTARY OR INVOLUNTARY DISSOLUTION OR LIQUIDATION OF THE COMPANY;
          (E) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE SUBJECT TO THE OPERATION OF A SINKING OR PURCHASE FUND AND, IF SO, THE TERMS AND PROVISIONS OF SUCH FUND;
          (F) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE CONVERTIBLE INTO ANY OTHER CLASS OR SERIES OF SHARES AND, IF SO, THE CONVERSION PRICE OR RATIO AND OTHER CONVERSION RIGHTS;
          (G) THE CONDITIONS UNDER WHICH THE SHARES OF SUCH CLASS OR SERIES SHALL HAVE SEPARATE VOTING RIGHTS OR NO VOTING RIGHTS; AND
          (H) SUCH OTHER DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH CLASS OR SERIES TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.
     NOTWITHSTANDING THE FIXING OF THE NUMBER OF SHARES CONSTITUTING A PARTICULAR CLASS OR SERIES, THE TRUSTEES MAY AT ANY TIME AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF THE SAME CLASS OR SERIES.
     BEFORE THE TRUST SHALL ISSUE ANY SHARES OF ANY NEWLY DESIGNATED CLASS OR SERIES, A CERTIFICATE SETTING FORTH THE RESOLUTION OR RESOLUTIONS OF THE TRUSTEES FIXING THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF

SUCH CLASS OR SERIES, THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, AND THE NUMBER OF SHARES OF SUCH CLASS OR SERIES AUTHORIZED BY THE TRUSTEES, SHALL BE EXECUTED BY A MAJORITY OF THE TRUSTEES AND FILED WITH THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS IN ACCORDANCE WITH SECTION 8.4 HEREOF.

     The holders of Shares shall be entitled to receive, when and as declared from time to time by the Trustees out of any funds legally available for the purpose, such dividends or distributions as may be declared from time to time by the Trustees. In the event of the termination of the Trust pursuant to Section
8.1 or otherwise, or upon the distribution of its assets, the assets of the Trust available for payment and distribution to Shareholders shall be distributed ratably among the holders of Shares at the time outstanding in accordance with Section 8.2. All EXCEPT AS OTHERWISE AUTHORIZED BY THE TRUSTEES WITH RESPECT TO ANY PARTICULAR CLASS OR SERIES, ALL Shares shall have equal noncumulative voting rights at the rate of one vote per share and equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, sinking fund or redemption rights. No holder of Shares shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of Shares of any class whatsoever of the Trust, or of securities convertible into any shares of any class whatsoever of the Trust, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     8.3 Amendment Procedure. This Declaration may be amended (except as to the limitations of personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust and the prohibition of assessments upon Shareholders set forth in Section 7.2) at a meeting of Shareholders by holders of Shares representing a majority (or, with respect to (i) amendments to Article V, (ii) amendments to the proviso to Section 8.1, and (iii) amendments to this
Section 8.3 that would reduce the percentage vote required to approve any amendments to this Declaration, three quarters) of the total number of votes authorized to be cast by Shares, then outstanding and entitled to vote thereon, PROVIDED THAT THE TRUSTEES MAY AUTHORIZE ONE OR MORE CLASSES OR SERIES OF SHARES TO VOTE SEPARATELY AS A CLASS OR SERIES WITH RESPECT TO CERTAIN OR ALL AMENDMENTS TO THE DECLARATION AS DETERMINED BY THE TRUSTEES. Two-thirds of the Trustees may, after fifteen (15) days written notice to the Shareholders, also amend this Declaration without the vote or consent of Shareholders if they deem it necessary to conform this Declaration to the requirements of (i) the REIT Provisions of the Internal Revenue Code, (ii) other applicable federal laws or regulations or (iii) any state securities or "blue sky" laws or requirements of administrative agencies thereunder in connection with any public offering of Shares, but the Trustees shall not be liable for failing so to do. Actions by the Trustees pursuant to Section 6.1 or Section 9.6(a) that result in amending this Declaration shall be effected without vote or consent of Shareholders.

     8.4 Amendments Effective. Any amendment pursuant to any Section of this Declaration of Trust (INCLUDING ANY RESOLUTION ADOPTED PURSUANT TO SECTION 6.1 HEREOF) shall not become effective until a certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted as aforesaid or a copy of this Declaration, as amended, in recordable form, and executed by a majority of the Trustees, is filed with the Secretary of State of the Commonwealth of Massachusetts.

     8.6 Sale of Assets, Merger. The Trustees, with the approval of a majority of the Trustees (and, in the case of a merger, a majority of the Independent Trustees) and the affirmative vote or written consent of the holders of Shares representing (i) a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon AND (II) SUCH PERCENTAGE AS DETERMINED BY THE TRUSTEES OF THE TOTAL NUMBER OF VOTES AUTHORIZED TO BE CAST BY ANY CLASS AND/OR SERIES OF SHARES AS SHALL HAVE BEEN AUTHORIZED BY THE TRUSTEES TO VOTE SEPARATELY AS A CLASS OR SERIES ON SUCH MATTERS, may: (a) sell, lease or exchange all or substantially all of the property and assets of the Trust or (b) merge the Trust into any corporation, association, trust or organization.

                                                                PRELIMINARY COPY

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 26, 1994
                                   MEDITRUST

    The undersigned, having received the Notice of Annual Meeting and the Board of Trustees' Proxy Statement, hereby appoint(s) Abraham D. Gosman, Edward W. Brooke and David F. Benson, and each of them, Proxies of the undersigned (with full power of substitution) to attend the above Annual Meeting of Shareholders of Meditrust to be held May 26, 1994, and all adjournments thereof (the "Meeting"), and there to vote all shares of beneficial interest of Meditrust that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the proposals set forth below as may properly come before the Meeting and (ii) with respect to the election of trustees in the event that any of the nominees is unable or unwilling to serve if elected. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND (I) TO VOTE TO FIX THE NUMBER OF TRUSTEES AT 9, (II) TO VOTE FOR ALL OF THE NOMINEES, (III) TO VOTE FOR PROPOSAL 2 AND (IV) TO VOTE AGAINST PROPOSAL 3.

/X/  Please mark votes as in this example

   1. To fix the number of trustees at 9 and to vote for the         / / FOR all                 / / WITHHELD from all nominees
  election of all nominees listed below (except as otherwise         nominees
indicated).

NOMINEES:    Abraham D. Gosman,    David F. Benson,    Edward W. Brooke,    Hugh
             L. Carey,    Robert Cataldo,
          Philip L. Lowe,    Thomas J. Magovern,    Gerald Tsai,
                      Jr.    and    Frederick W. Zuckerman

- --------------------------------------------------------------------------------
           FOR, EXCEPT VOTE WITHHELD FROM THE NOMINEE(S) LISTED ABOVE

    CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE (SEE REVERSE SIDE)

   2. To approve the amendments to the Declaration of Trust described in Item II of the Board of Trustees' Proxy Statement.

                    FOR / /     AGAINST / /     ABSTAIN / /

   3. To approve the shareholder proposal relating to executive compensation described in Item III of the Board of Trustees' Proxy Statement.

                    FOR / /     AGAINST / /     ABSTAIN / /

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

                                                          MARK HERE FOR
                                                          ADDRESS CHANGE
                                                          AND NOTE AT LEFT / /

IN SIGNING, PLEASE WRITE NAME(S) EXACTLY AS APPEARING IN THE
  IMPRINT ON THIS CARD. FOR SHARES HELD JOINTLY, EACH JOINT
OWNER SHOULD SIGN. IF SIGNING AS EXECUTOR, OR IN ANY OTHER
REPRESENTATIVE CAPACITY, OR AS AN OFFICER OF A CORPORATION,
PLEASE INDICATE YOUR FULL TITLE AS SUCH.

DATE:
      -----------------------------   ------------------------------------------
                                                             SIGNATURE

DATE:
      -----------------------------   ------------------------------------------
                                                             SIGNATURE

